Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements (Nos. 333-239570, 333-205437, 333-199727, 333-127032, 333-145548, 333-162107, and 333-183574) on Forms S-8 and Registration Statement (No. 333-224888) on Form S-3 of Western Alliance Bancorporation of our report dated March 15, 2021, relating to the consolidated financial statements of AmeriHome Mortgage Company, LLC as of and for the years ended December 31, 2020 and 2019 appearing in this Current Report on Form 8-K/A of Western Alliance Bancorporation.

/s/ Ernst & Young LLP

Los Angeles, CA
May 13, 2021